Exhibit 23.7

Consent of Choate, Hall & Stewart LLP

We hereby consent to the filing with the Securities and Exchange Commission (the “Commission”) of our opinion dated November 15, 2013 as Exhibit 8.1 to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Choate, Hall & Stewart LLP

CHOATE, HALL & STEWART LLP

November 15, 2013

Boston, Massachusetts